Exhibit 10.3

EXECUTION VERSION

TAX MATTERS AGREEMENT

DATED AS OF APRIL 29, 2013

BY AND BETWEEN

VALERO ENERGY CORPORATION

AND

CST BRANDS, INC.

i

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Section 17.11	Governing Law	36

Section 17.12	Jurisdiction	36

Section 17.13	Amendment	37

Section 17.14	Corner Store Subsidiaries	37

Section 17.15	Successors	37

Section 17.16	Injunctions	37

Section 17.17	Additional Indemnification Matters	37

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EXECUTION VERSION

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of April 29, 2013, by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and CST Brands, Inc., a Delaware corporation and a wholly owned subsidiary of Valero (“Corner Store”) (Valero and Corner Store are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, the Board of Directors of Valero has determined that it would be appropriate and desirable to completely separate the Corner Store Business from Valero;

WHEREAS, as of the date hereof, Valero is the common parent of an affiliated group of corporations, including Corner Store, which has elected to file consolidated Federal income tax returns;

WHEREAS, pursuant to the Separation and Distribution Agreement, Valero and Corner Store have agreed to separate the Corner Store Business from Valero by means of, among other actions, (i) the Contribution and (ii) the Distribution;

WHEREAS, as a result of the Distribution, Corner Store and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Valero is the common parent (the “Deconsolidation”);

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to Corner Store, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by (i) Corner Store and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Corner Store Business as conducted immediately prior to the Distribution, (ii) Canadian Controlled and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Canadian Retail Business (as defined in the Ruling Request) as conducted immediately prior to the Distribution, and (iii) Domestic Controlled and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Domestic Retail Business (as defined in the Ruling Request) as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

“Agreement” shall mean this Tax Matters Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Corner Store” shall have the meaning provided in the first sentence of this Agreement.

“Corner Store Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Corner Store would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Corner Store Business” has the meaning set forth in the Separation and Distribution Agreement.

“Corner Store Capital Stock” means all classes or series of capital stock of Corner Store, including (i) the Corner Store Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Corner Store for U.S. federal income tax purposes.

“Corner Store Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Corner Store Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Corner Store Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Corner Store Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Corner Store is the common parent.

“Corner Store Group” means Corner Store and its Affiliates, as determined immediately after the Distribution.

“Corner Store Separate Return” means any Separate Return of Corner Store or any member of the Corner Store Group.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” means the last date on which Corner Store qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Valero is the common parent.

“DGCL” means the Delaware General Corporation Law.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of April 29, 2013, by and among Valero and Corner Store.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a)

by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Group” means the Valero Group or the Corner Store Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.05 of this Agreement or (b) in which the amount of liability in dispute exceeds $20 million.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Corner Store Adjustment nor a Valero Adjustment.

“Joint Return” shall mean any Return of a member of the Valero Group or the Corner Store Group that is not a Separate Return.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any Valero Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.04(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Corner Store management or shareholders, is a hostile acquisition, or otherwise, as a result of which Corner Store would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, from Corner Store and/or one or more holders of outstanding shares of Corner Store

Capital Stock, a number of shares of Corner Store Capital Stock that would, when combined with any other changes in ownership of Corner Store Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of

(A) the value of all outstanding shares of stock of Corner Store as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or

(B) the total combined voting power of all outstanding shares of voting stock of Corner Store as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include

(A) the adoption by Corner Store of a shareholder rights plan or

(B) issuances by Corner Store that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by Valero and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.04(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to Valero in connection with the Transactions.

“Ruling Request” means the letter filed by Valero with the IRS on October 18, 2012 requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Senior Executives” shall have the meaning set forth in Section 14.

“Separate Return” means (a) in the case of any Tax Return of any member of the Corner Store Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Valero Group and (b) in the case of any Tax Return of any member of the Valero Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Corner Store Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between Valero and Corner Store dated as of April 29, 2013.

“Specified Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Specified Tax Contest” means the matters set forth on Schedule 10.02(i).

“Specified Valuation” means any valuation or appraisal relied upon by Valero, as more fully described on Schedule 4.04(a) and, upon Corner Store’s request, provided to Corner Store within 30 days of the later of the date of such request and the receipt by Valero of the final valuation or appraisal.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax but excluding, for the avoidance of doubt, any assessment under applicable escheat, abandoned property or unclaimed property laws) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Contest Committee” shall have the meaning provided in Section 10.02(e) of this Agreement.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means (A) the qualification of the Contribution and Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Valero, Corner Store and the shareholders of Valero recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Valero and Corner Store, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, (B) the qualification of the Canadian Contribution and the First Internal Distribution (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which Distributing 1, Canadian Controlled and Distributing 2 recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, and (d) as a transaction to which Treasury Regulations Sections 1.367(b)-1(c), 1.367(b)-5(a), 1.367(b)-5(c) and 1.367(b)-5(f) apply, (C) the qualification of the Second Internal Distribution (a) as a transaction to which Section 355(a) applies, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 355(c), 355(d) and 355(e) of the Code, and (c) as a transaction in which Distributing 2 and Distributing 4 recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355, (D) the qualification of the Domestic Contribution and the Third Internal Distribution (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Distributing 3, Domestic Controlled and Distributing 4 recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, and (E) the qualification of any other transaction described in the Ruling consistent with the treatment set forth therein. For purposes of this definition of “Tax-Free Status” and the definition of “Active Trade or Business”, the terms Canadian Contribution, First Internal Distribution, Distributing 1, Canadian Controlled, Distributing 2, Second Internal Distribution, Domestic Contribution, Third Internal Distribution, Distributing 3, Domestic Controlled, and Distributing 4 shall have the meaning ascribed to them in the Ruling Request.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS deliverable to Valero in connection with the Contribution and the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Valero (or any Valero Affiliate) or Corner Store (or any Corner Store Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, to the extent resulting from the failure of the Contribution and the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Valero Group and any member of the Corner Store Group with respect to any Pre-Deconsolidation Period.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Valero, on which Valero may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

“Valero” shall have the meaning provided in the first sentence of this Agreement.

“Valero Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Valero would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Valero Affiliated Group” shall have the meaning provided in the definition of “Valero Federal Consolidated Income Tax Return.”

“Valero Business” shall have the meaning provided in the Separation and Distribution Agreement.

“Valero Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Valero is the common parent (the “Valero Affiliated Group”).

“Valero Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Valero Group together with one or more members of the Corner Store Group.

“Valero Group” means Valero and its Affiliates, excluding any entity that is a member of the Corner Store Group.

“Valero Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.

“Valero Separate Return” means any Separate Return of Valero or any member of the Valero Group.

“Valero State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Valero Group together with one or more members of the Corner Store Group.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Valero Liability. Valero shall be liable for, and shall indemnify and hold harmless the Corner Store Group from and against any liability for, Taxes which are allocated to Valero under this Section 2.

(b) Corner Store Liability. Corner Store shall be liable for, and shall indemnify and hold harmless the Valero Group from and against any liability for, Taxes which are allocated to Corner Store under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Valero Federal Consolidated Income Tax Returns. With respect to any Valero Federal Consolidated Income Tax Return, Valero shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Valero shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Valero Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) Corner Store shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Corner Store Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of Federal Other Tax. Valero shall be responsible for any and all Federal Other Taxes attributable to the Valero Business. Corner Store shall be responsible for any and all Federal Other Taxes attributable to the Corner Store Business.

Section 2.03 Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Valero State Combined Income Tax Returns. Valero shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Valero State Combined Income Tax Return and any Split Valero State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Tax Relating to Separate Returns. (i) Valero shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Valero Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) Corner Store shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Corner Store Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of State Other Tax. Valero shall be responsible for any and all State Other Taxes attributable to the Valero Business. Corner Store shall be responsible for any and all State Other Taxes attributable to the Corner Store Business.

Section 2.04 Allocation of Foreign Taxes. Except as provided in Sections 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Valero Foreign Combined Income Tax Returns. Valero shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Valero Foreign Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Tax Relating to Separate Returns. (i) Valero shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Valero Separate Return, including Foreign Income Tax of Valero or any member of the Valero Group imposed by way of withholding by a member of the Corner Store Group (and including any increase in such Foreign Income Tax as a result of a Final Determination); (ii) Corner Store shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Corner Store Separate Return, including Foreign Income Tax of Corner Store or any member of the Corner Store Group imposed by way of withholding by a member of the Valero Group (and including any increase in such Foreign Income Tax as a result of a Final Determination).

(c) Allocation of Foreign Other Tax. Valero shall be responsible for any and all Foreign Other Taxes attributable to the Valero Business. Corner Store shall be responsible for any and all Foreign Other Taxes attributable to the Corner Store Business.

Section 2.05 Certain Transaction and Other Taxes.

(a) Corner Store Liability. Corner Store shall be liable for, and shall indemnify and hold harmless the Valero Group from and against any liability for:

(i) any Tax resulting from a breach by Corner Store of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii) any Tax-Related Losses for which Corner Store is responsible pursuant to Section 7.05 of this Agreement.

(b) Valero Liability. Valero shall be liable for, and shall indemnify and hold harmless the Corner Store Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Valero Group or any member of the Corner Store Group (if such member is primarily liable for such Tax) on the transfers made pursuant to the Separation and Distribution Agreement or any Ancillary Agreements in order to effect the Separation and the Distribution;

(ii) any Tax resulting from a breach by Valero of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Tax-Related Losses for which Valero is responsible pursuant to Section 7.05 of this Agreement.

Section 3. Proration of Taxes for Straddle Periods.

(a) General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

(b) Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 4.02 Valero’s Responsibility. Valero has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Valero Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b) Valero State Combined Income Tax Returns, Valero Foreign Combined Income Tax Returns and any other Joint Returns which Valero reasonably determines are required to be filed (or which Valero chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Valero shall provide written notice of such determination to file such Valero State Combined Income Tax Returns, Valero Foreign Combined Income Tax Returns or other Joint Returns to Corner Store within 10 business days of such determination; and

(c) Valero Separate Returns and Corner Store Separate Returns which Valero reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of Corner Store Separate Returns, to such Returns as are required to be filed for Tax Periods ending on or prior to the Deconsolidation Date).

(d) Split Valero State Combined Income Tax Returns required to be filed for Tax Periods ending on or prior to the Deconsolidation Date.

Section 4.03 Corner Store’s Responsibility. Corner Store shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Corner Store Group other than those Tax Returns which Valero is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Corner Store under this Section 4.03 shall include (a) any Corner Store Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) Corner Store Separate Returns required to be filed for Tax Periods ending after the Deconsolidation Date.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as provided in Section 4.04(b), any Tax Return that Corner Store has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return for any Pre-Deconsolidation Period or any Straddle Period) shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or unless there is no adverse effect to Valero), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Valero), in accordance with reasonable Tax accounting practices selected by Corner Store. Except as provided in Section 4.04(b), Valero shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with Past Practice (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practice or unless there is no adverse effect to Corner Store), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Corner Store), in accordance with reasonable Tax accounting practices selected by Valero. Notwithstanding the foregoing, Corner Store shall prepare all Tax Returns of the Corner Store Group for any period in a manner consistent with the Specified Valuation and shall not take any position in any Tax Return, Tax Contest or otherwise for tax purposes that is inconsistent with the Specified Valuation, unless there is no reasonable basis, as jointly determined by the parties, for preparing such Tax Returns or taking such positions in a manner consistent with the Specified Valuation.

(b) Reporting of Transactions. The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings. The Tax treatment reported on any Tax Return for which Corner Store is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Valero or any member of the Valero Group or caused or to be caused to be filed by Valero, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Valero Group Transaction Returns”), to the extent Valero notifies Corner Store in writing of such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or Valero Group Transaction Returns, the Tax treatment to be reported on any Tax Return shall be determined by Valero and the Responsible Company shall not take any position on any Tax Return that is inconsistent with such determination, provided that if (i) there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment determined by Valero, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests, the Tax Opinions/Rulings and/or the Valero Group Transaction Returns, then such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

Section 4.05 Consolidated or Combined Tax Returns.

(a) Corner Store will elect and join, and will cause its respective Affiliates to elect and join, in filing any Valero State Combined Income Tax Returns, Valero Foreign Combined Income Tax Returns, Split Valero State Combined Income Tax Returns and any Joint Returns that Valero determines are required to be filed or that Valero chooses to file pursuant to Sections 4.02(b) and 4.05(b). With respect to any Corner Store Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Corner Store will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Valero reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

(b) At Valero’s discretion, Valero may amend any Valero State Combined Income Tax Return or propose in respect of an audit of any Valero State Combined Income Tax Return, or use any other means available, including filing additional Corner Store Separate Returns, in order to separate such Valero State Combined Income Tax Return into one or more consolidated, unitary or combined state income Tax Returns (each a “Split Valero State Combined Income Tax

Return”). Corner Store shall cooperate with Valero in the filing of any additional Corner Store Separate Returns, including by providing any necessary powers of attorney, signing Tax Returns, amending any Tax Returns that Corner Store has the obligation and right to prepare and file pursuant to Section 4.03 and complying with its obligations under Section 8 hereof.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use its reasonable best efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return. For purposes of this Section 4.06(a), a Tax Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $1 million, (B) a credit or credits equal to or in excess of $1 million or (C) a loss or losses equal to or in excess of $3 million. Notwithstanding anything to the contrary in this Agreement, Valero shall not be required to provide Corner Store with any Valero Federal Consolidated Income Tax Returns, Valero State Combined Income Tax Returns, Valero Foreign Combined Income Tax Returns or Valero Separate Returns, or any workpapers related to such Tax Returns.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment of any item reported on the Tax Return or the Tax treatment of any item reported on the Tax Return should, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company (or its authorized representatives) to material penalties.

Section 4.07 Corner Store Carrybacks and Claims for Refund. Corner Store hereby agrees that, unless Valero consents in writing, (i) no Adjustment Request with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.02) shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation

Period with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.02) any Corner Store Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Corner Store Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Corner Store Carryback related to U.S. federal or State Taxes, upon the reasonable request of Corner Store, if such Corner Store Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such Corner Store Carryback (including, but not limited to, an Adjustment Request with respect to a Corner Store Carryback of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and such Adjustment Request, based on Valero’s sole, reasonable determination, will cause no Tax detriment to Valero, the Valero Group or any member of the Valero Group. Any Adjustment Request which Valero consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes. Valero shall in good faith advise Corner Store in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which Valero determines shall be allocated or apportioned to the Corner Store Group under applicable law. Corner Store and all members of the Corner Store Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that Valero and Corner Store collectively agree to make such election. As soon as practicable after receipt of a written request from Corner Store, Valero shall provide copies of any studies, reports, and workpapers supporting the earnings and profits and other Tax Attributes allocable to Corner Store. Any dispute regarding the apportionment of such earnings and profits or any Tax Attribute shall be resolved pursuant to the provisions of Section 14 of this Agreement. All Tax Returns that are required to be filed under this Agreement after such resolution shall be filed in accordance with such resolution. In the event of a subsequent adjustment to the earnings and profits or any Tax Attributes determined by Valero, Valero shall promptly notify Corner Store in writing of such adjustment. For the absence of doubt, Valero shall not be liable to Corner Store or any member of the Corner Store Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

Section 5. Tax Payments.

Section 5.01 Payment of Taxes with Respect to Valero Federal Consolidated Income Tax Returns. Valero shall pay to the IRS any Tax due with respect to any Valero Federal Consolidated Income Tax Return (including any Federal Income Tax due from the Valero Affiliated Group that is required to be paid as a result of an adjustment to a Valero Federal Consolidated Income Tax Return).

Section 5.02 Payment of Taxes With Respect to Joint Returns (other than a Valero Federal Consolidated Income Tax Return) and Certain Returns of Other Taxes. In the case of (I) any Joint Return (other than a Valero Federal Consolidated Tax Return) and (II) any Return of Other Taxes reflecting both Taxes for which Valero is responsible under Section 2 and Taxes for which Corner Store is responsible under Section 2:

(a) Computation and Payment of Tax Due. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Valero is the Responsible Company, then Corner Store shall pay to Valero the amount allocable to the Corner Store Group under the provisions of Section 2, and if Corner Store is the Responsible Company, then Valero shall pay to Corner Store the amount allocable to the Valero Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Corner Store Group in accordance with Section 2 and Corner Store shall pay to Valero any amount due Valero (or Valero shall pay Corner Store any amount due Corner Store) under Section 2 within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.02(c).

Section 5.03 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes (provided that Separate Returns of Other Taxes described in clause (II) of Section 5.02 shall be governed by Section 5.02).

Section 5.04 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall pay the Payor the amount of such Tax (and any other amount required to be paid by the Required Party to the Payor pursuant to this Agreement in connection with such payment) no later than 5 days prior to the due date for payment of such amount by the Payor to the applicable Tax Authority (including any applicable extensions).

(b) All indemnification payments under this Agreement shall be made by Valero directly to Corner Store and by Corner Store directly to Valero; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Valero Group, on the one hand, may make such indemnification payment to any member of the Corner Store Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, Valero shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Valero is liable hereunder, Corner Store shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Corner Store is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

(b) If a member of the Corner Store Group actually realizes in cash any Tax Benefit as a result of an adjustment (other than an adjustment set forth in Schedule 6.01(b), as such Schedule 6.01(b) may be amended by mutual agreement by the Companies prior to the Distribution Date) pursuant to a Final Determination to any Taxes for which a member of the Valero Group is liable hereunder (or any Tax Attribute of a member of the Valero Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Valero Group actually realizes in cash any Tax Benefit as a result of an adjustment (other than an adjustment set forth in Schedule 6.01(b), as such Schedule 6.01(b) may be amended by mutual agreement by the Companies prior to the Distribution Date) pursuant to a Final Determination to any Taxes for which a member of the Corner Store Group is liable hereunder (or any Tax Attribute of a member of the Corner Store Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Corner Store or Valero, as the case may be, shall make a payment to either Valero or Corner Store, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b).

(c) No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Valero Group or a member of the Corner Store Group, Valero (if a member of the Valero Group actually realizes such Tax Benefit) or Corner Store (if a member of the Corner Store Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Valero or Corner Store pursuant to this Section 6. In the event that Valero or Corner Store disagrees with any such calculation described in this Section 6.01(c), Valero or Corner Store shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Valero and Corner Store shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(d) Corner Store shall be entitled to any refund that is attributable to, and would not have arisen but for, a Corner Store Carryback pursuant to the proviso set forth in Section 4.07. Any such payment of such refund made by Valero to Corner Store pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Valero Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Corner Store is entitled, and an appropriate adjusting payment shall be made by Corner Store to Valero such that the aggregate amounts paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed at the Prime Rate).

(e) Valero shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes as a result of a Final Determination in respect of the Specified Tax Contest, and Corner Store shall, if it or any of its Affiliates receives such refund, pay over such refund to Valero within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over and net of any Taxes imposed on Corner Store or such Affiliate with respect to the receipt of such refund).

Section 6.02 Valero and Corner Store Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article 4 of the Employee Matters Agreement shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event, provided, however, that for the avoidance of doubt, any equity award or other incentive compensation described in Article 4 of the Employee Matters Agreement that vests in connection with the Transactions shall be treated as vesting in the Pre-Deconsolidation Period.

Section 7. Tax-Free Status.

Section 7.01 Tax Opinions/Rulings and Representation Letters.

(a) Each of Corner Store and Valero hereby represents and agrees that (A) it will read the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information contained in such Representation Letters that concerns or relates to such Company or any member of its Group will be true, correct and complete.

(b) To the extent that any Tax Opinions/Rulings or Representation Letters have not yet been obtained or submitted as of the date hereof, Corner Store and Valero shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the Representation Letters for the Distribution as soon as possible hereafter and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Valero shall deem necessary or desirable and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions/Rulings in order to confirm the Tax-Free Status.

Section 7.02 Restrictions on Corner Store.

(a) Corner Store agrees that it will not take or fail to take, or permit any Corner Store Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Corner Store agrees that it will not take or fail to take, or permit any Corner Store Affiliate, to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free (including, but not limited to, those transactions listed on Schedule 7.02(a), as such Schedule 7.02(a) may be amended by mutual agreement by the Companies prior to the Distribution Date) from so qualifying, including, in the case of Corner Store, issuing any Corner Store Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, Corner Store shall not take any action (including the issuance of Corner Store Capital Stock) or permit any Corner Store Affiliate directly or indirectly controlled by Corner Store, as the case may be, to take any action if, as a result of taking such action, Corner Store could have a number of shares of Corner Store Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Valero to cease to have Tax Control of Corner Store.

(c) Corner Store agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(d) Corner Store agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not

(i) enter into any Proposed Acquisition Transaction or, to the extent Corner Store has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Corner Store’s charter or bylaws or otherwise),

(ii) merge or consolidate with any other Person or liquidate or partially liquidate,

(iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Corner Store pursuant to the Contribution or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Corner Store and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) redeem or otherwise repurchase (directly or through a Corner Store Affiliate) any Corner Store stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Corner Store Capital Stock (including, without limitation, through the conversion of one class of Corner Store Capital Stock into another class of Corner Store Capital Stock) or

(vi) take or fail to take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Corner Store or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi):

(A) Corner Store shall have requested that Valero obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Valero shall have received such a Ruling in form and substance satisfactory to Valero in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Valero may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling); or

(B) Corner Store shall provide Valero with an Unqualified Tax Opinion in form and substance satisfactory to Valero in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Valero may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Valero may determine that no opinion would be acceptable to Valero); or

(C) Valero shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of Corner Store Capital Stock. If Corner Store proposes to enter into any Specified Acquisition Transaction or, to the extent Corner Store has the right to prohibit any Specified Acquisition Transaction, proposes to permit any Specified Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Corner Store shall provide Valero, no later than ten days following the signing of any written agreement with respect to the Specified Acquisition Transaction, with a written description of such transaction (including the type and amount of Corner Store Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Corner Store to the effect that the Specified Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).

(f) Distributions by Foreign Corner Store Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, Corner Store shall neither cause nor permit any foreign subsidiary of Corner Store to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Valero (such prior written consent not to be unreasonably withheld).

(g) Internal Restructurings. Corner Store agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not undertake any internal restructuring of the Corner Store Group (including, without limitation, any merger, contribution, distribution or liquidation of any entity of the Corner Store Group or the equity interests therein) without the prior written consent of Valero, which consent shall not be unreasonably delayed, conditioned or withheld.

Section 7.03 [RESERVED]

Section 7.04 Procedures Regarding Opinions and Rulings.

(a) If Corner Store notifies Valero that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Valero and Corner Store shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Valero shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at Corner Store’s Request. Valero agrees that at the reasonable request of Corner Store pursuant to Section 7.02(d), Valero shall cooperate with Corner Store and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting

Corner Store to take the Notified Action. Further, in no event shall Valero be required to file any Ruling Request under this Section 7.04(b) unless Corner Store represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Corner Store Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Corner Store shall reimburse Valero for all reasonable costs and expenses incurred by the Valero Group in obtaining a Ruling or Unqualified Tax Opinion requested by Corner Store within ten Business Days after receiving an invoice from Valero therefor.

(c) Rulings or Unqualified Tax Opinions at Valero’s Request. Valero shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Valero determines to obtain a Ruling or an Unqualified Tax Opinion, Corner Store shall (and shall cause each Affiliate of Corner Store to) cooperate with Valero and take any and all actions reasonably requested by Valero in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Corner Store shall not be required to make (or cause any Affiliate of Corner Store to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Valero shall reimburse Corner Store for all reasonable costs and expenses incurred by the Corner Store Group in obtaining a Ruling or an Unqualified Tax Opinion requested by Valero within 10 business days after receiving an invoice from Corner Store therefor.

(d) Corner Store hereby agrees that Valero shall have sole and exclusive control over the process of obtaining any Ruling, and that only Valero shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Valero shall keep Corner Store informed in a timely manner of all material actions taken or proposed to be taken by Valero in connection therewith; (B) Valero shall (1) reasonably in advance of the submission of any Ruling Request documents provide Corner Store with a draft copy thereof, (2) reasonably consider Corner Store’s comments on such draft copy, and (3) provide Corner Store with a final copy; and (C) Valero shall provide Corner Store with notice reasonably in advance of, and Corner Store shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Corner Store nor any Corner Store Affiliate directly or indirectly controlled by Corner Store shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution) or any transaction listed on Schedule 7.02(a).

Section 7.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Corner Store shall be responsible for, and shall indemnify and hold harmless Valero and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following (but not, for the avoidance of doubt, as a result of the exercise by any Holder (as defined in the Registration Rights Agreement) of its rights pursuant to the Registration Rights Agreement to require Corner

Store to register the Corner Store Capital Stock owned by such Holder with the Securities and Exchange Commission): (A) the acquisition (other than pursuant to the Contribution, as defined in the Separation and Distribution Agreement, or the Distribution) of all or a portion of Corner Store’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Corner Store with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Corner Store representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Corner Store after the Distribution (including, without limitation, any amendment to Corner Store’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Corner Store stock (including, without limitation, through the conversion of one class of Corner Store Capital Stock into another class of Corner Store Capital Stock), (D) any act or failure to act by Corner Store or any Corner Store Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d), a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)) or (E) any breach by Corner Store of its agreement and representation set forth in Section 7.01(a).

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Valero shall be responsible for, and shall indemnify and hold harmless Corner Store and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, as defined in the Separation and Distribution Agreement, or the Distribution) of all or a portion of Valero’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Valero with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Valero representing a Fifty-Percent or Greater Interest therein, or (C) any breach by Valero of its agreement and representation set forth in Section 7.01(a).

(c)

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by Valero and Corner Store according to relative fault.

(ii) Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Valero) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Corner Store (or any Corner

Store Affiliate) by any means whatsoever by any Person or any action or failure to act by Corner Store affecting the voting rights of Corner Store stock, Corner Store shall be responsible for, and shall indemnify and hold harmless Valero and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(iii) Notwithstanding anything in Section 7.05(a) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Corner Store) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Valero (or any Valero Affiliate) by any means whatsoever by any Person, Valero shall be responsible for, and shall indemnify and hold harmless Corner Store and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d) Corner Store shall pay Valero the amount of any Tax-Related Losses for which Corner Store is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Valero files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”), provided that Valero delivers timely notice to Corner Store of the amount of such Tax-Related Losses then due and owing by Corner Store (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Corner Store shall pay Valero no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Valero delivers Corner Store with notice that is has paid such Tax-Related Losses and the amount of such Tax-Related Losses then due and owing by Corner Store. Valero shall pay Corner Store the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Valero is responsible under this Section 7.05 no later than two Business Days after the date Corner Store pays such Tax-Related Losses.

(e) For purposes of calculating the amount and timing of any Tax-Related Loss for which Corner Store is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Valero, the Valero Affiliated Group and each member of the Valero Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(f) For purposes of calculating the amount and timing of any Tax-Related Loss for which Valero is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Corner Store, and each member of the Corner Store Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the Valero Group, on the one hand, or a member of the Corner Store Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Valero nor any Valero Affiliate shall be required to provide Corner Store or any Corner Store Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Corner Store, the business or assets of Corner Store or any Corner Store Affiliate and (ii) in no event shall Valero or any Valero Affiliate be required to provide Corner Store, any Corner Store Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Valero determines that the provision of any information to Corner Store or any Corner Store Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence. If Corner Store determines that the provision of any information to Valero or any Valero Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to avoid any such harm or consequences.

Section 8.02 Income Tax Return Information.

(a) Corner Store and Valero acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Valero or Corner Store pursuant to

Section 8.01 or this Section 8.02. Corner Store and Valero acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Valero or Corner Store could cause irreparable harm.

(b) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and, to the extent practicable, in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Reliance by Valero. If any member of the Corner Store Group supplies information to a member of the Valero Group in connection with a Tax liability and an officer of a member of the Valero Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Valero Group identifying the information being so relied upon, the chief financial officer of Corner Store (or any officer of Corner Store as designated by the chief financial officer of Corner Store) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Corner Store agrees to indemnify and hold harmless each member of the Valero Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Corner Store Group having supplied, pursuant to this Section 8, a member of the Valero Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04 Reliance by Corner Store. If any member of the Valero Group supplies information to a member of the Corner Store Group in connection with a Tax liability and an officer of a member of the Corner Store Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Corner Store Group identifying the information being so relied upon, the chief financial officer of Valero (or any officer of Valero as designated by the chief financial officer of Valero) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Valero agrees to indemnify and hold harmless each member of the Corner Store Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Valero Group having supplied, pursuant to this Section 8, a member of the Corner Store Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Valero shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the

Retention Date, each Company may dispose of such Tax Records provided that the other Company has not requested in writing within 30 days following the Retention Date the opportunity to copy or remove all or any part of such Tax Records. Upon such written request, the requesting Company shall have the opportunity, at its cost and expense, to copy or remove, within 30 days of such request, all or any part of such Tax Records and the other Company may dispose of Such Tax Records following such 30 day period. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees in writing, then such first Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Corner Store determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Corner Store may decommission or discontinue such program or system upon 90 days’ prior written notice to Valero and Valero shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement, and in all events subject to such reasonable requirements as the providing party’s information technology department may impose to ensure compliance with such party’s data protection policies.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 10.02 Control of Tax Contests.

(a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return of Other Taxes described in clause (II) of Section 5.02), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(b) Valero Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any Valero Federal Consolidated Income Tax Return, Valero shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(c) Valero State Combined Income Tax Return. In the case of any Tax Contest with respect to any Valero State Combined Income Tax Return, Valero shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(d) Valero Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Valero Foreign Combined Income Tax Return, Valero shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(e) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to (I) any Joint Return (other than any Valero Federal Consolidated Income Tax Return, any Valero State Combined Income Tax Return or any Valero Foreign Combined Income Tax Return) or (II) any Return of Other Taxes described in clause (II) of Section 5.02, (i) Valero shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Valero Adjustment, including settlement of any such Valero Adjustment and (ii) Corner Store shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Corner Store Adjustment, including settlement of any such Corner Store Adjustment, and (iii) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Valero Adjustment or Corner Store Adjustment. The “Tax Contest Committee” shall be comprised of two persons, one person selected by Valero (as designated in writing to Corner Store) and one person selected by Corner Store (as designated in writing to Valero). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 14 of this Agreement shall apply.

(f) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a), (b), (c) or (d), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company. In the case of any Tax Contest described in Section 10.02(i), “Controlling Party” means Valero and “Non-Controlling Party” means Corner Store.

(g) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(g) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(h) Power of Attorney. Each member of the Corner Store Group shall execute and deliver to Valero (or such member of the Valero Group as Valero shall designate) any power of attorney or other similar document reasonably requested by Valero (or such designee) in connection with any Tax Contest (as to which Valero is the Controlling Party) described in this Section 10. Each member of the Valero Group shall execute and deliver to Corner Store (or such member of the Corner Store Group as Corner Store shall designate) any power of attorney or other similar document requested by Corner Store (or such designee) in connection with any Tax Contest (as to which Corner Store is the Controlling Party) described in this Section 10.

(i) Specified Tax Contest. Notwithstanding the above provisions of this Section 10.02, but subject to Sections 10.02(f), (g) and (h), Valero shall have exclusive control over any Specified Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to Valero or by or to Corner Store, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Valero, payments made pursuant to such agreements shall be credited to Corner Store or Valero, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Valero Group and any member of the Corner Store Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter, upon written request of either Company, will be referred for resolution to executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel (the “Senior Executives”), which executives will make a good faith effort to resolve the Tax Advisor Dispute pursuant to the procedures set forth in Section 4.2 of the Separation and Distribution Agreement. If the Senior Executives do not agree to a resolution of a Tax Advisor Dispute within thirty (30) days after the reference of the Tax Advisor Dispute to it, then the matter will be referred to a Tax Advisor acceptable to each of the Companies. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the

Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Section 4.3 of the Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Senior Executives and the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Section 7.3 of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Valero and Corner Store are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Valero and Corner Store will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 17.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 17.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Valero:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: General Counsel

If to Corner Store:

CST Brands, Inc.

One Valero Way

San Antonio, Texas 78249

Attention: General Counsel

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 17.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 17.11 Governing Law. The internal laws of the State of Texas (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 17.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in San Antonio, Texas, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13 Amendment. Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 17.14 Corner Store Subsidiaries. If, at any time, Corner Store acquires or creates one or more subsidiaries that are includable in the Corner Store Group, they shall be subject to this Agreement and all references to the Corner Store Group herein shall thereafter include a reference to such subsidiaries.

Section 17.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Valero or Corner Store succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 17.17 Additional Indemnification Matters. THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Valero”		“Corner Store”

VALERO ENERGY CORPORATION, a Delaware corporation		CST BRANDS, INC., a Delaware corporation

By:	/s/ Lawrence M. Schmeltekopf	By:	/s/ Kimberly S. Bowers
Name:	Lawrence M. Schmeltekopf	Name:	Kimberly S. Bowers
Title:	Vice President and Controller	Title:	Chief Executive Officer & President

[Signature Page to Tax Matters Agreement]

Schedule 4.04(a)

Specified Valuations

The following appraisals prepared by Deloitte:

1)	Fair Market Value Analysis of the Enterprise Value of the Corner Store Business

2)	Fair Market Value Analysis of the Enterprise Value and Certain Assets of the Canadian Retail Operations of the Corner Store Business

Schedule 4.04(a)

Schedule 6.01(b)

Tax Benefit Adjustment Exclusions

None

Schedule 6.01(b)

Schedule 7.02(a)

Transactions Intended to be Tax-Free

All actions contemplated by the Restructuring Steps Memorandum in Annex A to the Separation and Distribution Agreement to effect the Tax Free Status and to ensure that Canadian withholding tax will not apply to any of the steps taken to effect the Separation.

Schedule 7.02(a)

Schedule 10.02(i)

Specified Tax Contest

Sigmor Corporation:

2006 Louisiana Corporation Income Tax and 2007 Louisiana Corporation Franchise Tax

Form CIFT-620SD

Schedule 10.02(i)